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                                                                 Exhibit 2.2
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                               FIRST AMENDMENT
                                     TO
                          ASSET PURCHASE AGREEMENT

         THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (the "Amendment") is made as of the 10th day of April, 2002, by and among CINTAS CORPORATION, a corporation organized under the laws of the State of Washington ("Purchaser"), ANGELICA CORPORATION, a Missouri corporation ("Parent") and ANGELICA INTERNATIONAL, LTD., a corporation organized under the laws of Ontario and wholly-owned subsidiary of Parent ("Subsidiary"). Parent and Subsidiary are sometimes referred to individually as a "Seller" and collectively as "Sellers."

                                  RECITALS:

         A. The parties to this Amendment have entered into an Asset Purchase Agreement, dated as of April 10, 2001 (the "Agreement"), pursuant to which Purchaser has agreed to acquire certain assets and assume certain liabilities of Sellers, and capitalized terms used in this Amendment without definition have the respective meanings ascribed to them in the Agreement.

         B. The Purchaser and Sellers have reached an understanding regarding the modification of the Agreement to the extent necessary to holdback a certain amount from the Purchase Price and to reflect additional understandings among the parties.

                                 AGREEMENT:

         IN CONSIDERATION OF the premises, the covenants and agreements in the Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

         1.       Holdback Amount.  A new subsection (i) of Section 1.3 of
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 the Agreement is hereby added to read as follows:

         (i) Holdback. An amount of the Purchase Price shall be held back by
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         Purchaser from the Closing Payments and shall not be paid to
         Sellers at Closing. Such amount (the "Holdback Amount") shall be equal to five percent (5%) of the sum of (i) the value of Stock Inventory as set forth on Schedule 1.3(a)(iii) at Closing, and (ii) the value of the Custom Inventory as set forth on Schedule 1.3(a)(iv) at Closing. The parties shall conduct a physical inventory, to be taken jointly by Sellers and Purchaser, within ten
         (10) business days after the Closing Date ("Post-Closing Inventory"). Immediately upon the finalization of the definitive report on the Post-Closing Inventory, the Purchaser will pay to the Seller the entire portion of the Holdback Amount to the extent that the Stock Inventory and the Custom Inventory as set forth on
         Schedule 1.1(b) at Closing ("Scheduled Closing Inventory") is the same as the Stock Inventory and the Custom Inventory as determined by the Post-Closing Inventory. To the extent that items in the Scheduled Closing Inventory are not reflected in the Post-Closing Inventory (except to



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         the extent that such items are not reflected in the Post-Closing
         Inventory due to the sale of such items by Purchaser in the period between the Closing and the date of the Post-Closing Inventory), the Purchaser may deduct the value of such missing items (as such value is reflected in Schedule 1.1(b)) from the Holdback Amount and pay to Sellers the balance of the Holdback Amount.

         2.       Miscellaneous.  Except to the extent modified by this
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Amendment, the Agreement remains in force and effect. This Amendment may be executed in multiple counterparts, with signatures by facsimile to be binding, each of such counterparts constituting an original, and all of which counterparts taken together shall constitute one instrument. This Agreement shall be construed, interpreted, governed and enforced in accordance with the laws of the State of Ohio.

         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Asset Purchase Agreement to be executed by their duly authorized representatives on the day and year first above written.


                                      CINTAS CORPORATION


                                      By:
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                                      Its:
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                                      ANGELICA CORPORATION


                                      By:
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                                      Its:
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                                      ANGELICA INTERNATIONAL, LTD.


                                      By:
                                         --------------------------------------
                                      Its:
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